Exhibit 99.2

Buckeye Partners, L.P. and Buckeye GP Holdings L.P.

ArcLight 2009 Annual General Meeting Presentation

Supplemental Financial Information

On October 7, 2009, Buckeye Partners, L.P. (“Buckeye”) and Buckeye GP Holdings L.P. are presenting at the ArcLight 2009 Annual General Meeting.  The presentation materials, which are available on the Investor Center page of both Buckeye Partners, L.P.’s and Buckeye GP Holdings L.P.’s websites, include, on numbered page 100, measures not defined under generally accepted accounting principles (“GAAP”) and certain pro-forma presentations.

Non-GAAP Financial Measures

ADJUSTED EBITDA

EBITDA, a measure not defined under GAAP, is defined by Buckeye as net income attributable to Buckeye unitholders from continuing operations before interest expense, income taxes and depreciation and amortization.  EBITDA should not be considered an alternative to net income, operating income, cash flow from operations or any other measure of financial performance presented in accordance with GAAP. The EBITDA measure eliminates the significant level of noncash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. Additionally, EBITDA is unaffected by Buckeye’s capital structure. Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility to be recorded under GAAP and the actual cash to be paid for the annual land lease. Adjusted EBITDA eliminates this level of noncash land lease expense incurred in the Natural Gas Storage segment. Additionally, in the second quarter of 2009, Buckeye’s management redefined Adjusted EBITDA to exclude the Buckeye NGL impairment expense of $72.5 million in connection with Buckeye’s natural gas liquids pipeline system that spans from Wattenburg, CO to Bushton, KS (the “Buckeye NGL Pipeline”) and Buckeye’s reorganization expense of $28.1 million from Adjusted EBITDA in order to evaluate the results of Buckeye’s operations on a consistent basis over multiple time periods.

Because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders and these items may vary among other companies, the EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies. Management uses Adjusted EBITDA to evaluate consolidated operating performance and the operating performance of the operating segments and to allocate resources and capital to the operating segments.  Additionally, Buckeye’s management uses Adjusted EBITDA as a performance measure on a consolidated and segment level, to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.

DISTRIBUTABLE CASH FLOW

Distributable cash flow, another measure not defined under GAAP, is defined as net income attributable to Buckeye unitholders from continuing operations, excluding general partner incentive compensation expense in 2006, depreciation and amortization, the Buckeye NGL Pipeline impairment expense, and Buckeye’s reorganization expense.  In addition, distributable cash flow excludes the deferred land lease expense for Buckeye’s Gas Storage segment and the senior administrative charge, which was deferred and ultimately eliminated, both of which are non-cash items, and is reduced by maintenance capital expenditures.

$ in thousands

	For the Year Ended	For the Year Ended	For the Year Ended	LTM
	December 31,	December 31,	December 31,	June 30,
	2006	2007	2008	2009

GAAP reconciliation:
Net (loss) income attributable to Buckeye Partners, L.P.	$110,240	$155,356	$184,389	$106,109
Less: (Loss) income from discontinued operations	—	—	1,230	(175)
Net (loss) income attributable to Buckeye Partners, L.P. unitholders from continuing operations	110,240	155,356	183,159	106,284
Interest and debt expense	52,113	50,378	74,387	71,669
Income tax expense	595	763	796	498
Depreciation and amortization	44,039	44,651	55,299	58,496
EBITDA	206,987	251,148	313,641	236,947
General partner incentive compensation	18,277
Non-cash deferred lease expense	—	—	4,598	5,547
Asset impairment expense	—	—	—	72,540
Reorganization expense	—	—	—	28,113
Adjusted EBITDA	$225,264	$251,148	$318,239	$343,147

$ in thousands

	For the Year Ended	For the Year Ended	For the Year Ended	LTM
	December 31,	December 31,	December 31,	June 30,
	2006	2007	2008	2009

GAAP reconciliation:
Net (loss) income attributable to Buckeye Partners, L.P.	$110,240	$155,356	$184,389	$106,109
Less: (Loss) income from discontinued operations	—	—	1,230	(175)
Net (loss) income attributable to Buckeye Partners, L.P. unitholders from continuing operations	110,240	155,356	183,159	106,284
Depreciation and amortization	44,039	44,651	55,299	58,496
General partner incentive compensation	18,277
Non-cash deferred lease expense	—	—	4,598	5,547
Asset impairment expense	—	—	—	72,540
Reorganization expense	—	—	—	28,113
Non-cash Senior Administratiave Charge		950	1,900	1,425
Maintenance Capital Expenditures	(30,234)	(33,803)	(28,936)	(28,642)
Distributable Cash Flow (DCF)	$142,322	$167,154	$216,020	$243,763

$ in thousands

	For the Year Ended	For the Year Ended	For the Year Ended	LTM
	December 31,	December 31,	December 31,	June 30,
	2006	2007	2008	2009

Total Debt	$994,127	$849,177	$1,445,722	$1,356,578
Less: Cash	18,946	93,198	58,843	21,997
Net Debt	$975,181	$755,979	$1,386,879	$1,334,581

Adjustments to 2007 Ratios

In 2007, Buckeye received proceeds of $296.4 million from the issuance of limited partner units, which were used to reduce debt in advance of certain acquisitions that were completed in early 2008.  To compensate for the fact the limited partner unit issuances were completed in the year prior to the completion of the acquisitions that the proceeds from the issuances were used to fund, Buckeye’s presentation includes a presentation of the 2007 Net Debt to Adjusted EBITDA and Distribution Coverage ratios as if the debt reduction had not occurred. This pro forma presentation of Net Debt to Adjusted EBITDA (i) decreases Adjusted EBITDA by $12.6 million, which represents interest expense that would have been incurred had the debt reduction not occurred, and (ii) increases long-term debt by the amount of the net proceeds of the limited partner unit offerings ($296.4 million) less cash used in 2007 for acquisitions (totaling $40.7 million).  For the purposes of calculating annualized distributed cash flow, the number of limited partner units was reduced by 5.4 million, which is the number of total units issued in 2007 less the number of units attributable to funding the acquisitions completed in 2007, and, as a result, annualized cash distributions used in the Distribution Coverage ratio calculation were reduced by $22.3 million.